EXHIBIT 23.3

Consent of Reconta Ernst & Young S.P.A., Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) to be filed on October 28, 2004, and related Prospectus pertaining to IMPCO Technologies, Inc. for the registration of common stock of IMPCO Technologies, Inc. of our report dated March 5, 2004 with respect to the consolidated financial statements of BRC S.r.l. included in the Annual Report (Form 10-K) of IMPCO Technologies, Inc. for the year ended December 31, 2003 filed with the Securities Exchange Commission.

/s/    RECONTA ERNST & YOUNG S.P.A.

Milan, Italy

October 26, 2004